Exhibit 99.2

NEWS RELEASE

Contact:	Hance Myers
Vice President - Investor Relations
713-579-6291 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES $335 MILLION SOUTH TEXAS PRODUCING/DEVELOPMENT

PROPERTY ACQUISITION

Houston, Texas – March 3, 2008 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced that one of its subsidiaries has entered into a definitive agreement to acquire from a private company oil and gas producing properties, covering 67,929 gross acres/34,509 net acres in South Texas for $335 million. PXP intends to fund the majority of the purchase price with proceeds from the recently completed divestments through the use of a tax deferred like-kind exchange.

The properties currently produce approximately 33 million cubic feet equivalent per day net to PXP. PXP estimates proved reserves are approximately 106 billion cubic feet equivalent (BCFE) with an additional 70 BCFE of unproved resource potential.

“Due to the Company’s superior financial position from high cash flow due to record commodity prices, we are opportunistically acquiring excellent production/development assets in South Texas to expand this strong operating area for PXP. The Company’s per share growth strategy remains focused on acquiring significant and growing production/development assets, executing successful and impactful exploration drilling and repurchasing PXP’s common shares consistently,” commented Mr. James C. Flores, Chairman, President and Chief Executive Officer of PXP.

The transaction is effective as of January 1, 2008 and is expected to close during the second quarter subject to customary closing conditions and purchase price adjustments. Jefferies Randall & Dewey acted as advisor to PXP on the transaction.

OUTLOOK

PXP today increased its 2008 full year average sales volume range to 92,000 BOEPD – 96,000 BOEPD reflecting the contribution of the proposed South Texas property acquisition. The expected current tax for 2008 has been reduced to a range of $40 million to $115 million due to the tax deferred like-kind exchange. PXP will provide updated 2008 full year financial and operating guidance after the acquisition is closed.

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PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploring and producing oil and gas in its core areas of operation: California, Rockies, Gulf Coast, Texas Panhandle, South Texas and the Permian Basin of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

* completion of the proposed transaction,

* reserve and production estimates,

* oil and gas prices,

* the impact of derivative positions,

* production expense estimates,

* cash flow estimates,

* future financial performance,

* planned capital expenditures, and

* other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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